Exhibit 10.6

MASTER MOTOR VEHICLE

LEASE AGREEMENT

Dated as of August 26, 2010

WTH CAR RENTAL ULC

as Rental ULC

- and -

WTH Funding Limited Partnership

as Funding LP

-and -

BNY TRUST COMPANY OF CANADA

as Indenture Trustee

(i)

TABLE OF CONTENTS
(continued)

Page
10.3 Headings etc.	15
10.4 Severability	15
10.5 Notices, etc.	15
10.6 No Waivers	17
10.7 No Proceedings	17
10.8 Limitation of Liability	17
10.9 Binding Effect	17
10.10 Counterparts	17

SCHEDULE “A” FORM OF ESTIMATION REPORT
SCHEDULE “B” INSURANCE

(ii)

MASTER MOTOR VEHICLE LEASE AGREEMENT

MEMORANDUM OF AGREEMENT made as August 26, 2010.

B E T W E E N:

WTH CAR RENTAL ULC

as “Rental ULC”

- and -

WTH FUNDING LIMITED PARTNERSHIP

as “Funding LP”

- and -

BNY TRUST COMPANY OF CANADA

as “Indenture Trustee”

RECITALS:

WHEREAS Rental ULC desires to lease to Funding LP and Funding LP desires to lease from Rental ULC Program Vehicles and Non-Program Vehicles for use in the daily rental car business of Funding LP.

AND WHEREAS the Indenture Trustee on behalf of itself and the other Secured Parties, has a Security Interest in the Vehicles leased hereunder and such Secured Parties provide financing to Rental ULC in connection with the acquisition of the Vehicles leased hereunder;

AND WHEREAS Aviscar Inc., Budgetcar Inc., BNY Trust Company of Canada, in its capacity as trustee of STARS Trust, Montreal Trust Company of Canada, in its capacity as trustee of Bay Street Funding Trust, and 2233516 Ontario Inc. made and entered into a Transition and Amending Agreement as of the date hereof and prior to the execution of this Master Motor Vehicle Lease Agreement;

AND WHEREAS, following completion of the steps and transactions provided for in the Transition and Amending Agreement, Aviscar Inc., Budgetcar Inc., and 2233516 Ontario Inc. made and entered into a Fifth Amended And Restated Limited Partnership Agreement as of the date hereof and prior to the execution of this Master Motor Vehicle Lease Agreement.

NOW THEREFORE, this Agreement witnesses that in consideration of the premises and the covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereby covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Definitions

Terms used herein which are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them in the Indenture unless otherwise defined herein.  In this Agreement:

“Additional Rent” has the meaning given to it in Section 6.4.

“Avis or Budget System Member” means a licensee of the general partners of Funding LP or one of the Affiliates of the general partners of Funding LP authorized to operate its own rental vehicle business in Canada under the “Avis” or “Budget” name.

“Best” means A.M. Best Company, Inc.;

“Estimation Rent Payment” means, in respect of a Remittance Period, an amount equal to the estimated Aggregate Cost of Funds Amount for the Remittance Date related to such Remittance Period, as set forth in the Estimation Report for such Remittance Period.

“Estimation Rent Payment Date” means, in respect of each Remittance Period, the first Business Day of such Remittance Period.

“Estimation Report” means a monthly report provided by the Administrator to Funding LP substantially in the form of Schedule “A”.

“Funding LP Business Revenues” all monetary receipts (other than sales, value added and other similar Taxes collected on behalf of a Governmental Authority) received by Funding LP pursuant to its Vehicle rental and leasing business from:

(a)	time and kilometre charges of customers of Funding LP in connection with the rental of Leased Vehicles by Funding LP to such customers;

(b)	the sale of fuel to customers of Funding LP and by customers of Funding LP choosing the prepaid gas option in connection with the rental by such customer of a Leased Vehicle from Funding LP;

(c)
charges incurred by customers of Funding LP in respect of additional products and services relating to the renting by such customer of a Leased Vehicle from Funding LP, including such monetary receipts arising from child safety seats, ski racks, additional driver approvals and similar products and services;

(d)
charges incurred by customers of Funding LP returning a Leased Vehicle rented from Funding LP to a rental location other than the rental location from which such Leased Vehicle was originally rented; and

(e)
charges incurred by customers of Funding LP as a result of the pass through to such customers of airport concession fees imposed on Funding LP by certain airports in respect of revenues of Funding LP being generated at such airports;

in each case as provided for in the relevant Funding LP Business Vehicle Rental Agreement whether in the form of remittances from credit card or debit card issuers, cash payments, bank drafts, cheques, wire transfers or otherwise.

“Funding LP Business Vehicle Rental Agreement” means the agreement pursuant to which a general partner of Funding LP, as agent for an undisclosed principal (namely Funding LP), rents Leased Vehicles to retail, commercial and leisure customers substantially in the form of the agreements used by such general partner for such purposes prior to the date hereof.

“Indenture” means the trust indenture dated the date hereof between Rental ULC and the Indenture Trustee, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Indenture Trustee” means BNY Trust Company of Canada, in its capacity as Indenture Trustee.

“Lease Default” has the meaning given to it in Section 9.1.

“Lease Expiration Date” shall mean the latest of (a) the Leased Vehicle Lease Expiration Date for the last Leased Vehicle leased hereunder; and (b) the date on which all amounts payable hereunder have been paid in full.

“Leased Vehicle” has the meaning given to it in Section 2.1.

“Leased Vehicle Lease Commencement Date” has the meaning given to it in Section 3.1.

“Leased Vehicle Lease Expiration Date” has the meaning given to it in Section 3.1.

“Leased Vehicle Term” has the meaning given to it in Section 3.1.

“Maximum Term” means in respect of a Leased Vehicle, other than a box truck a term of 36 months from the Leased Vehicle Lease Commencement Date in respect of such Leased Vehicle and, in respect of a box truck a term of 84 months from the Leased Vehicle Lease Commencement Date in respect of each Leased Vehicle.

“Remittance Date Rent Payment” means, in respect of a Remittance Period, an amount equal to the amount, if any, by which (x) the Estimation Rent Payment in respect of such Remittance Period, is less than (y) the aggregate of:

(i)	the Aggregate Cost of Funds Amount for the Remittance Date related to such Remittance Period;

(ii)	actual Depreciation for the prior Settlement Period;

(iii)	Rental ULC Expenses for the prior Settlement Period; and

(iv)	the aggregate of any Additional Rent accruing due for the Remittance Date related to the prior Settlement Period.

“Rent” means all amounts payable hereunder as Estimation Rent Payments and Remittance Date Rent Payments.

“Term” means the period commencing on the date hereof and ending on the Lease Expiration Date.

ARTICLE 2
LEASE OF VEHICLES

2.1	Lease of Vehicles

From time to time, subject to the terms and provisions hereof, Rental ULC agrees to lease to Funding LP and Funding LP agrees to lease from Rental ULC, subject to the terms hereof:

(a)	the Vehicles identified in Schedule “A” to the Funding/Rental Purchase Agreement; and

(b)	any other Vehicles that from time to time become Rental ULC Vehicles.

(The Vehicles in Sections 2.1(a) and (b) being collectively referred to as the “Leased Vehicles.”)

2.2	Non-Liability of Rental ULC

Rental ULC shall not be liable to Funding LP for any failure or delay in obtaining Leased Vehicles or making delivery thereof.  As between Rental ULC and Funding LP, acceptance of the Leased Vehicles shall constitute Funding LP’s acknowledgement and agreement that Funding LP has fully inspected such Leased Vehicles, that such Leased Vehicles are in good order and condition and are of the manufacture, design, specifications and capacity requested by Funding LP, that Funding LP is satisfied that the same are suitable for use and that Rental ULC is not a manufacturer or engaged in the sale or distribution of Leased Vehicles, and has not made and does not hereby make any representation, warranty or covenant with respect to merchantability, condition, quality, durability or suitability of such Leased Vehicles in any respect or in connection with or for the purposes or uses of Funding LP, or any other representation, warranty or covenant of any kind or character, express or implied, with respect thereto.  In no event shall Rental ULC be liable for any inconveniences, loss of profits or any other consequential, incidental or special damages resulting from any defect in or any theft, damage, loss or failure of any Vehicle and there shall be no abatement of Rent or other amounts payable hereunder because of the same.

2.3	Rental ULC’s Right to Cause Leased Vehicles to be Sold

Rental ULC shall have the right, subject to the terms of any applicable Repurchase Agreement in the case of Program Vehicles, to sell Leased Vehicles to a third party.  If a sale of a Leased Vehicle is arranged, then Rental ULC or the Administrator on its behalf shall deliver such Leased Vehicle to the purchaser thereof.

2.4	Nature of Lease

Rental ULC and Funding LP hereby acknowledge and agree that this Agreement is intended as an agreement to lease only, that title to the Leased Vehicles will at all times remain in the name of Rental ULC or, in respect of the Initial Vehicles, Funding LP as nominee for the benefit of Rental ULC and that Funding LP will have no rights or interest in such Leased Vehicles whatsoever other than the rights of possession and use as provided herein.

2.5	Acknowledgement of Security Interest

Funding LP acknowledges that it takes its lease of each Leased Vehicle under this Agreement subject to the Security Interest granted in favour of the Indenture Trustee under the terms of the Indenture.

ARTICLE 3
TERM

3.1	Vehicle Term

The “Leased Vehicle Lease Commencement Date” for each Leased Vehicle shall mean the earlier of (a) the day Funding LP obtains possession of such Leased Vehicle; and (b) the date that funds are expended or allocated by Rental ULC to acquire such Leased Vehicle.  The “Leased Vehicle Term” with respect to each Leased Vehicle shall extend from the Leased Vehicle Lease Commencement Date through the earliest of (i) the date on which funds in respect of a sale of such Leased Vehicle are first deposited in the Master Vehicle Account; (ii) if such Leased Vehicle is written off as a result of a Casualty, the date funds in the amount of the Current Book Value thereof at the time of such Casualty are deposited in the Master Vehicle Account; (iii) the date the Indenture Trustee declares the lease of such Leased Vehicle to be terminated following an Event of Default and receipt by the Indenture Trustee, under Section 10.3 of the Indenture, of Enforcement Instructions to realize upon the Security Interest in the Collateral; (iv) the return by Funding LP of such Leased Vehicle to Rental ULC pursuant to Section 9.2; and (v) the Maximum Term applicable to each Leased Vehicle.  The earliest of such five dates described in the foregoing clauses (i) through (v) being referred to as the “Leased Vehicle Lease Expiration Date”).

ARTICLE 4
RENT AND CHARGE

4.1	Obligation to Pay Rent

Funding LP will pay Rent at the times and the amounts as set forth in this Article 4 during the Term.

4.2	Estimation Reports

Rental ULC or the Administrator on its behalf shall deliver to Funding LP and the Indenture Trustee, on the Estimation Rent Payment Date in respect of each Settlement Period, an Estimation Report in respect of such Settlement Period.

4.3	Payment of Rent

On the Estimation Rent Payment Date in respect of each Settlement Period, Funding LP shall pay Rent to Rental ULC in an amount equal to the Estimation Rent Payment in respect of such Settlement Period.  On the Remittance Date in respect of each Settlement Period, Funding LP shall pay Rent to Rental ULC in an amount equal to the Remittance Date Rent Payment in respect of such Settlement Period.  All payments of Rent shall be in immediately available funds and shall be paid by direct transfer to the Master Rental Account.

4.4	Net Lease

This Agreement shall be a net lease, and Funding LP’s obligations to pay all Rent hereunder shall be absolute and unconditional, and shall not be subject to any abatement, setoff, counterclaim, deduction or reduction for any reason whatsoever.  The obligations and liabilities of Funding LP hereunder shall in no way be released, discharged or otherwise affected (except as may be expressly provided herein) for any reason, including, without limitation:

(a)	any defect in the condition, merchantability, quality or fitness for use of the Leased Vehicles or any part thereof;

(b)	any damage to, removal, abandonment, salvage, loss, scrapping or destruction of curtailment of or interference with any use of the Leased Vehicles or any part thereof;

(c)	any restriction, prevention or curtailment of or interference with any use of the Leased Vehicles or any part thereof;

(d)	any defect in or any Lien on title to the Leased Vehicles or any part thereof;

(e)	any change, waiver, extension, indulgence or other action or omission in respect of any obligation or liability of Funding LP or Rental ULC;

(f)
any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Funding LP, Rental ULC or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of any Person mentioned above, or by any court;

(g)	any claim that Funding LP has or might have against any Person, including, without limitation, Rental ULC;

(h)	any failure on the part of Funding LP or Rental ULC to perform or comply with any of the terms hereof or of any other agreement;

(i)
any invalidity or unenforceability or disaffirmance of this Agreement or any provision hereof or any of the other Transaction Documents or any provision of any thereof, in each case whether against or by Funding LP or otherwise;

(j)	any insurance premiums payable by Funding LP with respect to the Leased Vehicles; or

(k)
any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Funding LP shall have notice or knowledge of any of the foregoing and whether or not foreseen or foreseeable.

This Agreement shall be noncancelable by Funding LP and, except as expressly provided herein, Funding LP, to the extent permitted by law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement, or to any diminution or reduction of Rent payable by Funding LP hereunder.  All payments by Funding LP made hereunder shall be final (except to the extent of adjustments provided for herein), absent manifest error and, except as otherwise provided herein, Funding LP shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error.  If for any reason whatsoever this Agreement shall be terminated in whole or in part by operation of law or otherwise except as expressly provided herein, Funding LP shall nonetheless pay all Rent due hereunder at the time and in the manner that such payments would have become due and payable under the terms of this Agreement as if it had not been terminated in whole or in part.  All covenants and agreements of Funding LP herein shall be performed at its cost, expense and risk unless expressly otherwise stated.

4.5	Goods and Services Tax and Harmonized Sales Tax Election

Rental ULC and Funding LP shall jointly elect, under subsection 156(1) of Part IX of the ETA, section 334 of the QST Act, and any equivalent or corresponding provision under any applicable provincial or territorial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to supplies made under this Agreement.  Rental ULC and Funding LP shall make such election(s) in prescribed form containing prescribed information in compliance with the requirements of the applicable legislation.

4.6	Tax and Accounting Treatment of Agreement

Rental ULC and Funding LP hereby acknowledge and agree that this Agreement is a “true lease” and agree to treat this Agreement as a lease for all purposes, including tax, accounting and otherwise.  In addition, Rental ULC and Funding LP hereby each agree to take no position on their respective tax returns and filings contrary to the position that Rental ULC is the owner of the Leased Vehicles for Canadian federal income tax purposes.

ARTICLE 5
INSURANCE

5.1	Insurance Representation

Funding LP represents and warrants that the casualty loss and third party liability insurance carried by Funding LP in respect of its business, business premises and the Leased Vehicles, is as described in Schedule “B” and also provides for notice from the applicable insurer to Rental ULC in the event of any coverage lapse or pending lapse.  Such insurance is provided by third party underwriters whose claims paying ability or similar measure is rated not lower than A (low) (or such lower rating in respect of which the Rating Agency Condition for each Outstanding Series and Class of Notes may be satisfied) or the equivalent by as many of DBRS, S&P, Moody's and Best's as rate it or, if such ability or other measure is not rated by at least one of DBRS, S&P, Moody's and Best's, whose profitability ranking has the highest rating from T.R.A.C. Insurance Services Ltd.  Funding LP, at its own expense and for no additional consideration, has maintained adequate reserves to cover the first $1,000,000 of claims relating to third party liability and collisions in respect of the Leased Vehicles, which amount is not insured by a third party underwriter.

5.2	Insurance Covenant

Funding LP shall at its own expense provide insurance for its business and Vehicles, including the Leased Vehicles, in respect both of losses and third party liability, as set out in Schedule “B” and shall pay all premiums on such insurance on a timely basis and shall maintain fully funded all escrow or trust accounts required to be funded by the terms of such insurance.  Third party underwriters of such insurance shall meet the credit standard set out in Section 5.1.  Funding LP shall indemnify and hold Rental ULC harmless against all claims, losses and expenses within the deductible amounts (including, for greater certainty, self insured amounts) under such insurance policies.

5.3	Self Insurance

Funding LP will, at its own expense and for no consideration, continue to maintain adequate reserves to cover the first $1,000,000 of claims relating to third party liability and collisions in respect of the Leased Vehicles, which amount is not insured by a third party underwriter.

5.4	Risk of Loss Borne by Funding LP

Upon delivery of each Leased Vehicle to Funding LP, as between Funding LP and Rental ULC, Funding LP assumes and bears the risk of loss, damage, theft, taking, destruction, attachment, seizure, confiscation or requisition with respect to such Leased Vehicle, however caused or occasioned, and all other risks and liabilities, including personal injury or death and property damage, arising with respect to such Leased Vehicle or the manufacture, acceptance, rejection, delivery, leasing, subleasing, possession, use, inspection, registration, operation, condition, maintenance, repair, or storage of such Leased Vehicle, howsoever arising.

5.5	Casualty Payments

For each Settlement Period in which a Casualty in respect of one or more Leased Vehicles occurs, Funding LP shall deposit the insurance (including self insurance) payments in respect of such Casualty in an amount, equal to the Current Book Value of each such Leased Vehicle at the time of such Casualty, directly into the Master Vehicle Account as promptly as possible, and in any event, no later than the related Remittance Date.

ARTICLE 6
LEASED VEHICLE USE

6.1	Use of Leased Vehicle

During the Term, Funding LP may use each Leased Vehicle in its regular course of business.

6.2	Liens

Except for Permitted Encumbrances, Funding LP shall keep all Leased Vehicles free of all Liens arising during the Term.  Rental ULC may grant Liens in the Leased Vehicles without consent of Funding LP, including, without limitation, the Security Interest.

6.3	Non-Disturbance

So long as Funding LP satisfies its obligations hereunder and no Lease Default has occurred, its quiet enjoyment, possession and use of the Leased Vehicles will not be disturbed during the Term, subject to the rights of the Indenture Trustee under the Indenture.

6.4	Maintenance and Repairs

Funding LP shall pay for all maintenance and repairs to keep the Leased Vehicles in good working order and condition, and Funding LP will maintain such Leased Vehicles as required in order to keep the Manufacturer’s warranty in force and, in the case of Program Vehicles to keep such Vehicles eligible for repurchase under the applicable Repurchase Agreement.  Funding LP will pay, or cause to be paid, all usual and routine expenses incurred in the use and operation of the Leased Vehicles, including, but not limited to, fuel, lubricants and coolants.  Funding LP shall pay to Rental ULC as additional rent (“Additional Rent”) on each Remittance Date in respect of each Settlement Period an amount equal to the lesser of:

(a)
the amount, if any, by which (x) the aggregate of the Current Book Values of all Leased Vehicles disposed of during such Settlement Period which were not eligible for repurchase under the applicable Repurchase Agreement as a result of the failure of Funding LP to comply with such Repurchase Agreement, exceeds (y) the aggregate of the Proceeds of Disposition for such Leased Vehicles; and

(b)	the amount, if any, by which Losses on Disposition for such Settlement Period exceeded Gains on Disposition for such Settlement Period.

ARTICLE 7
REPRESENTATIONS

7.1	Representations and Warranties of Funding LP

On each Closing Date and on each date on which there is an increase in the Outstanding Principal Amount of any Series, Funding LP represents and warrants to Rental ULC and the Indenture Trustee that:

(a)
Organization.  Funding LP is a valid and subsisting limited partnership formed under the laws of the Province of Ontario and has full power and authority to own or lease its property, to carry on its business as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder.  Funding LP is duly qualified, licensed or registered to do business in each province of Canada in which it owns or leases any material property or conducts any material business.

(b)
Authorization.  This Agreement has been duly authorized, executed and delivered by Funding LP and is a legal, valid and binding obligation of Funding LP, enforceable against Funding LP in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)
No Violation.  The execution and delivery of this Agreement by Funding LP and the consummation of the transactions herein provided for will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Funding LP under (i) any Contract to which Funding LP is a party or by which it is or its properties are bound; (ii) any provision of the Funding LP Partnership Agreement or any resolutions of the board of directors (or any committee thereof) or shareholders of the partners of Funding LP; (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over Funding LP; (iv) any licence, permit, approval, consent or authorization held by Funding LP necessary to the operation of Funding LP’s business; or (v) any Applicable Law, which breach, violation, default, conflict or acceleration  (except in the case of (ii) above) could reasonably be expected to have a material adverse effect on the ability of Funding LP to carry out its obligations hereunder.

(d)
No Litigation, Etc.  There are no actions, suits, proceedings or investigations commenced or, to the knowledge of Funding LP after due inquiry, contemplated or threatened against or affecting Funding LP at law or in equity before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind, which in any case would prevent or hinder the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the ability of Funding LP to carry out its obligations hereunder.

(e)
Compliance with Applicable Laws.  Funding LP has conducted and is conducting its business in compliance with all Applicable Laws of each jurisdiction in which any material portion of its business is carried on and has all required licences, permits, registrations and qualifications under the laws of each such jurisdiction to carry on its business, except to the extent that failure to so conduct its business or to have such licences, permits, registrations or qualifications could not reasonably be expected to have a material adverse effect on the ability of Funding LP to carry out its obligations hereunder.

(f)
Communications and Computer Systems. The communications and computer systems of Funding LP, or the general partners of Funding LP, are adequate for the conduct of Funding LP’s business and the use thereof by Funding LP, or the general partners of Funding LP, does not infringe the rights of any other Person.

(g)
No Strikes, Work Stoppages, Etc.  The general partners of Funding LP are not experiencing any strike, work stoppage, slow-down or other material interference with or impairment of its business by labour, and, to Funding LP’s knowledge, no such strike, work stoppage, slow-down or other material interference or impairment is threatened.  The general partners of Funding LP are not a party to or the subject of any unfair labour practice complaint and is not a party to or the subject of any prosecution, order or complaint relating to employment standards or human rights before any governmental agency.

(h)
Consents and Approvals.  There is no requirement to make any filing with, give any notice to or to obtain a licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for notifications, consents and approvals which have been given or obtained, as the case may be.  There is no requirement under any Contract to which Funding LP is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such Contract, relating to the consummation or transactions contemplated by this Agreement, except for notifications, consents and approvals which have been given or obtained, as the case may be.

(i)
Solvency, Etc.  Funding LP is not insolvent and has not: (i) admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due; (ii) proposed a compromise or arrangement to its creditors; (iii) had any petition for a receiving order or bankruptcy filed against it; (iv) consented to have itself declared bankrupt or wound up; (v) consented to have a receiver, liquidator or trustee appointed over any part of its assets; (vi) had any encumbrancer take possession of any of its property; (vii) had any execution or distress become enforceable or become levied upon any of its property which could reasonably be expected to have a material adverse effect on the ability of Funding LP to carry out its obligations hereunder; or (viii) had any unsatisfied judgment outstanding against it for more than 15 days which could reasonably be expected to have a material adverse effect on the ability of Funding LP to carry out its obligations hereunder.

(j)	Residency. Funding LP is a Canadian partnership within the meaning of the Income Tax Act.

(k)
VAT Registrations.  Funding LP is duly registered under Subdivision (d) of Division V of Part IX of the ETA with respect to GST and HST and under Division I of Chapter VIII of Title I of the QST Act with respect to QST, and its registration numbers are 871686697 and 33473 18225, respectively.

(l)
Full Disclosure.  Neither this Agreement nor any document to be delivered by Funding LP nor any certificate, report, statement or other document furnished by Funding LP to Rental ULC, or the Indenture Trustee or any Noteholder in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which the statements were made.

7.2	Representations and Warranties of Rental ULC

Rental ULC represents and warrants to Funding LP and the Indenture Trustee that (x) Rental ULC is duly registered under Subdivision (d) of Division V of Part IX of the ETA with respect to the GST and HST and its registration number is 80815 4652 RT0001; and (y)  Rental ULC will be duly registered under Division I of Chapter VIII of Title I of the QST Act effective as of the Closing Date and will provide its related registration number to Funding LP and the Indenture Trustee promptly thereafter.

ARTICLE 8
COVENANTS

8.1	Covenants of Funding LP

Funding LP covenants and agrees with Rental ULC and the Indenture Trustee that:

(a)	Existence. Funding LP shall preserve and maintain its existence, rights, franchises and privileges in good standing.

(b)
Compliance with Applicable Laws.  Funding LP shall in the conduct of its business comply with all Applicable Laws and obtain and maintain in good standing all licences, permits, qualifications and approvals from any and all governments and governmental agencies in any jurisdiction in which it carries on business except to the extent that failure to so comply, obtain or maintain does not materially affect the business or financial condition of Funding LP.

(c)
No Reconstruction, Reorganization, Etc.  Funding LP shall not enter into any transaction (whether by way of reconstruction, reorganization, arrangement, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or any material part of the undertaking, property and assets of Funding LP would become the property of any Person other than Funding LP.

(d)	No Defaults. Funding LP shall promptly notify Rental ULC and the Indenture Trustee of any defaults of which it is aware under this Agreement or any other Transaction Document.

ARTICLE 9
DEFAULT AND REMEDIES

9.1	Lease Defaults

Any one or more of the following will constitute an event of default (a “Lease Default”) as that term is used herein:

(a)	there occurs a default in the payment of Rent and the continuance thereof for a period of two (2) Business Days;

(b)
the failure by Funding LP to observe any other covenant herein which failure could reasonably be expected to have a Material Adverse Effect on Funding LP or Rental ULC, provided that if such breach of covenant is capable of being remedied, it shall not constitute a Lease Default unless it remains unremedied for five (5) Business Days after Funding LP or an Affiliate becomes aware of it;

(c)
the inaccuracy when made of a representation or warranty of Funding LP herein which inaccuracy could reasonably be expected to have a Material Adverse Effect on Funding LP or Rental ULC, provided that if such inaccuracy is capable of being remedied, then it shall not constitute a Lease Default unless it remains unremedied for five (5) Business Days after Funding LP or an Affiliate becomes aware of it;

(d)
the occurrence of a material adverse change since the date hereof in the financial condition or operations of Funding LP which, in the opinion of the Indenture Trustee or the Majority Holders of the Outstanding Senior Notes, and which opinion has been communicated in writing to Funding LP, could reasonably be expected to result in Funding LP (i) being unable to satisfy its obligations hereunder; (ii) becoming a bankrupt; or (iii) seeking the protection of Insolvency Legislation;

(e)
Avis, Budget, or Funding LP failing to pay when due any obligation (the “underlying obligation”) for a sum certain in excess of $2,000,000 and such failure continuing for three (3) Business Days after (i) written notice to Avis, Budget, or Funding LP, as applicable, from the party to whom the underlying obligation is owed if there is no grace period applicable to the underlying obligation; or (ii) the expiry of any grace period applicable to the underlying obligation;

(f)	an Insolvency Event occurs with respect to Funding LP;

(g)	the occurrence of an Event of Default; and

(h)	if the average of the ratio of:

(i)	the Funding LP Business Revenues for a Settlement Period to

(ii)	the sum of (x) Rental Revenues for such Settlement Period and (y) Loss on Dispositions calculated in respect of Non-Program Vehicles for such Settlement Period;

for (x) three (3) consecutive Settlement Periods is less than 1.35:1 or (y) for 12 consecutive Settlement Periods is less than 1.6:1.

9.2	Effect of Lease Default

If any Lease Default shall occur (a) Rental ULC (unless otherwise directed by the Indenture Trustee) or the Indenture Trustee acting pursuant to the Indenture may terminate this Agreement and any accrued and unpaid Rent under this Agreement shall automatically, without further action by Rental ULC or any other Person, become immediately due and payable; and (b) Funding LP shall, at the request of Rental ULC (unless otherwise directed by the Indenture Trustee) or the Indenture Trustee, return or cause to be returned, all Leased Vehicles to Rental ULC or as Rental ULC or the Indenture Trustee acting pursuant to the Indenture may direct.

ARTICLE 10
GENERAL

10.1	Assignability

No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties and satisfaction of the Rating Agency Condition for each Outstanding Series and Class of Notes; provided that, notwithstanding the foregoing, Rental ULC may assign its rights hereunder pursuant to, and in accordance with, the Security Interest and Funding LP may assign its rights hereunder pursuant to, and in accordance with, the Funding LP Security Agreement.

10.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.  Each of the parties hereto hereby attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

10.3	Headings etc.

The division of this Agreement into sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular section or other portion hereof and include the recitals and any agreement supplemental hereto.

10.4	Severability

In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby.  Each of the provisions of this Agreement is hereby declared to be separate and distinct.

10.5	Notices, etc.

Any notice, report, payment or demand required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made for all purposes if delivered personally or transmitted by telecopy or fax to the party or to an officer of the other party to whom the same is directed, addressed as follows:

(a)	if to Funding LP, addressed to it at:

WTH Funding Limited Partnership
c/o Aviscar Inc.
1 Convair Drive East
Etobicoke, Ontario
M9W 6Z9

Attention:                   Controller
Fax No.:                      (416) 213-8505

with a copy to:

Avis Budget Car Rental LLC
6 Sylvan Way
Parsippany, N.J.
U.S.A. 07054

Attention:                  Treasury
Fax No.:                      (973) 496-3560

and

Attention:                  Legal Department
Fax No.:                      (973) 496-3444

(b)	if to Rental ULC, addressed to it at:

WTH Car Rental ULC
c/o Aviscar Inc.
1 Convair Drive East
Etobicoke, Ontario
M9W 6Z9

Attention:                   Controller
Fax No.:                      (416) 213-8505

with a copy to:

Avis Budget Car Rental LLC
6 Sylvan Way
Parsippany, N.J.
U.S.A. 07054

Attention:                  Treasury
Fax No.:                      (973) 496-3560

and

Attention:                   Legal Department
Fax No.:                      (973) 496-3444

(c)	if to the Indenture Trustee, addressed to it at:

BNY Trust Company of Canada
4 King St. W., Suite 1101
Toronto, Ontario
M5H 1B6

Attn: George Bragg, Vice President
Phone: (416) 360-1711

Any such notice that is given by personal delivery shall be deemed to have been received on the day of actual delivery thereof and any notice given by telecopy or fax shall be deemed to have been received on the first Business Day after the transmittal thereof.  Any of the parties hereto may change its address or fax number by giving written notice of such change to each of the other parties hereto.

10.6	No Waivers

No failure on the part of any party hereto to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single exercise or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

10.7	No Proceedings

Funding LP hereby agrees that it shall not institute against, or join any other Person in instituting against, Rental ULC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or provincial bankruptcy or similar law, until one year and a day after the last maturing Note issued by Rental ULC is paid.

10.8	Limitation of Liability

No resort shall be had to the property or assets of BNY Trust Company of Canada or any of its shareholders, directors, officers, employees or agents.  BNY Trust Company of Canada is entering into this Agreement solely in its capacity as Indenture Trustee under the Indenture, and this Agreement shall enure to the benefit of and be binding upon the successors of BNY Trust Company of Canada in its capacity as Indenture Trustee under the Indenture.

10.9	Binding Effect

This Agreement shall be binding upon and enure to the benefit of the parties hereto and, to the extent permitted hereunder, their respective successors and assigns.

10.10	Counterparts

This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document.  All counterparts and adopting instruments shall be construed together and shall constitute one and the same agreement.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

By:	WTH CAR RENTAL ULC /s/ David Calabria
Name: David Calabria Title: Assistant Treasurer
By:
Name: Title:

By:	WTH FUNDING LIMITED PARTNERSHIP, by its general partner, AVISCAR INC. /s/ David Calabria
Name: David Calabria Title: Assistant Treasurer
By:
Name: Title:

By:	BNY TRUST COMPANY OF CANADA, as Indenture Trustee /s/ Patricia Benjamin
Name: Patricia Benjamin Title: Authorized Officer
By:
Name: Title: